Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2015-05

RAI finishes strong year with 4Q14 growth momentum,

issues 2015 EPS guidance

WINSTON-SALEM, N.C. – Feb. 10, 2015

Fourth Quarter and Full Year 2014 – At a Glance

•	Adjusted EPS: Fourth quarter at $0.87, up 13.0 percent from prior-year quarter; full year at $3.42, up 7.2 percent

o	Excludes charges for pension and postretirement mark-to-market adjustments, transaction-related and financing costs, Engle progeny lawsuits, and other special items*

•	Reported EPS: Fourth quarter at $0.28, down 48.1 percent; full year at $2.75, down 12.4 percent

•	RAI issues 2015 guidance: Adjusted EPS range of $3.65 to $3.80

o	Excludes any impact from the Proposed Transactions**

•	Highlights

o	Strong performance on all key brands

o	VUSE Digital Vapor Cigarette expands distribution and styles

o	ZONNIC Gum national expansion progressing smoothly

•	RAI and Lorillard shareholders approved merger transaction on Jan. 28

* Special items are detailed in Schedule 2 and include a one-time benefit from the partial settlement of the Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claims (NPM Partial Settlement), a gain from discontinued operations and implementation costs, as well as 2013 charges for trademark and other intangible asset impairments, tobacco-related and other litigation, and loss on extinguishment of debt.

** The Proposed Transactions relate to RAI’s proposed acquisition of Lorillard, Inc. (Lorillard) and divestiture of select brands and assets to a subsidiary of Imperial Tobacco Group PLC (Imperial).

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter 2014 adjusted EPS of $0.87, up 13.0 percent from the prior-year quarter, as higher cigarette and moist-snuff pricing, and the completion of the federal tobacco-quota buyout, more than offset lower cigarette volume and increased investment on the VUSE Digital Vapor Cigarette.

Adjusted EPS excludes charges for pension and postretirement mark-to-market adjustments, transaction-related and financing costs, and Engle progeny lawsuits. Reported fourth-quarter EPS was $0.28, down 48.1 percent.

For the full year, adjusted EPS was $3.42, up 7.2 percent from the prior-year period, while reported EPS was $2.75, down 12.4 percent. Full-year adjusted results exclude the above-referenced items, as well as the one-time benefit for the NPM Partial Settlement, a gain on discontinued operations and implementation costs.

RAI issued 2015 adjusted EPS guidance in the range of $3.65 to $3.80, up 6.7 percent to 11.1 percent from 2014’s adjusted EPS of $3.42. Guidance excludes any impact from the Proposed Transactions.

4Q and Full Year 2014 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)
	For the Three Months Ended Dec. 31			For the Full Year Ended Dec. 31
	2014	2013	% Change	2014	2013	% Change
Net sales	$2,134	$2,039	4.7%	$8,471	$8,236	2.9%

Operating income
Reported (GAAP)	$293	$656	(55.3)%	$2,531	$3,132	(19.2)%
Adjusted (Non-GAAP)	780	723	7.9%	3,105	3,021	2.8%

Net income
Reported (GAAP)	$148	$292	(49.3)%	$1,470	$1,718	(14.4)%
Adjusted (Non-GAAP)	466	416	12.0%	1,831	1,744	5.0%

Net income per diluted share
Reported (GAAP)	$0.28	$0.54	(48.1)%	$2.75	$3.14	(12.4)%
Adjusted (Non-GAAP)	0.87	0.77	13.0%	3.42	3.19	7.2%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American continued to deliver growth momentum in the fourth quarter, capping a highly successful year for our operating companies’ core operations and key brands,” said Susan M. Cameron, president and chief executive officer of RAI. “This strong performance contributed to RAI’s excellent total shareholder return of just under 35 percent for 2014.”

In addition, Cameron said, substantial progress was made in RAI’s transforming tobacco strategy. “Our companies’ innovative new products across categories are enhancing prospects for commercial success in an evolving marketplace, while also underscoring our commitment to reducing the harm caused by tobacco,” she said.

Developments include:

•	The national expansion of R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette and the addition of four more adult-oriented styles;

•	The start of the national expansion of Niconovum USA’s ZONNIC nicotine-replacement therapy gum; and,

•	R.J. Reynolds Tobacco Company’s launch of REVO in Wisconsin, which uses heat-not-burn technology.

Late last month, RAI and Lorillard shareholders approved RAI’s proposed acquisition of Lorillard, Inc. and divestiture of select brands and assets to a subsidiary of Imperial Tobacco Group PLC. “We have also substantially complied with the Federal Trade Commission’s second request for information, and the process of obtaining the necessary regulatory and other approvals continues to proceed as expected,” Cameron said. “We remain confident that the transaction will close in the first half of this year.”

Following the year’s achievements, RAI projects 2015 adjusted earnings growth of 6.7 percent to 11.1 percent. “Our companies are performing extremely well, and we’re focused on an exciting year ahead,” Cameron said.

RJR Tobacco

RJR Tobacco’s fourth-quarter adjusted operating income increased 13.9 percent from the prior-year quarter, to $676 million, as higher pricing and the completion of the federal tobacco-quota buyout more than offset a decline in cigarette volume. Adjusted results exclude charges for pension and postretirement mark-to-market adjustments, Engle progeny lawsuits and implementation costs.

Reported fourth-quarter operating income was $234 million.

For the full year, the company’s adjusted operating income was up 8.3 percent from the prior-year period, at $2.7 billion. Adjusted results exclude the above-referenced items, as well as the one-time benefit from the NPM Partial Settlement.

Reported full-year operating income was $2.2 billion.

RJR Tobacco’s fourth-quarter adjusted operating margin increased 4.4 percentage points from the prior-year quarter, to 40.5 percent, bringing full-year adjusted operating margin to 39.6 percent, up 3.0 percentage points.

The decline in industry cigarette volumes continued to moderate in the fourth quarter, benefitting from economic improvements, including lower gas prices and further improvement in the employment rate.

Industry volumes were down 2.0 percent in the quarter, and down 3.2 percent for the full year.

At RJR Tobacco, fourth-quarter cigarette shipments were down 4.9 percent from the prior-year quarter, and down 5.0 percent for the year.

RJR Tobacco’s total fourth-quarter cigarette market share declined by 0.3 percentage points from the prior-year quarter, to 26.4 percent, and for the full year was down 0.1 percentage point at 26.5 percent.

Camel and Pall Mall, the company’s growth brands, continued to perform well. On a combined basis, their total share of 19.7 percent for the quarter was up 0.2 percentage points from the prior-year quarter. These brands now make up nearly 75 percent of the company’s total cigarette market share.

Camel continued to grow in the fourth quarter, increasing market share by 0.3 percentage points from the prior-year quarter, to 10.3 percent.

Camel’s rich heritage and innovation leadership are at the core of the brand’s strong equity, setting it apart from the competition. That tradition will continue next month with the 21-state launch of Camel White. Available in mellow and menthol, Camel White offers an inset filter that provides adult smokers a unique, premium look and a smooth smoking experience.

Pall Mall delivered solid quarterly performance in the value category, as RJR Tobacco continues to focus on balancing the brand’s market share and earnings growth. Pall Mall’s fourth-quarter market share was down 0.2 percentage points from the prior-year quarter, at 9.3 percent, while full-year market share of 9.4 percent was in line with the prior-year period.

American Snuff

American Snuff’s fourth-quarter adjusted operating income decreased 3.2 percent from the prior-year quarter, to $113 million, due to higher promotional spending and a modest volume decline in a highly competitive market. Adjusted results exclude pension and postretirement mark-to-market adjustments.

Reported fourth-quarter operating income was $109 million.

For the full year, American Snuff’s adjusted operating income was $442 million, up 3.9 percent from the prior-year period.

Reported full-year operating income was $438 million, and also excludes the above-referenced item.

American Snuff’s fourth-quarter adjusted operating margin remained strong at 56.1 percent, and was 56.4 percent for the full year.

The company’s fourth-quarter moist-snuff volume decreased 1.0 percent from the prior-year quarter, while moist-snuff industry volume grew approximately 1 percent. The company’s moist-snuff market share declined by 0.1 percentage point in the quarter, to 34.3 percent, but was up by 0.3 percentage points for the year, at 34.3 percent.

American Snuff continues to refine Grizzly’s approach to balancing share and earnings growth, while investing in equity-building initiatives to further enhance the brand in the competitive promotional environment. Grizzly’s fourth-quarter market share of 31.3 percent was in line with the prior-year quarter, and up 0.5 percentage points for the year on volume growth of 3.5 percent.

To complement Grizzly’s range of product offerings and extend its market-leading position in wintergreen, the brand is expanding Grizzly Dark Wintergreen, which has performed exceptionally well in Indiana to date. Grizzly Dark Wintergreen brings a differentiated wintergreen flavor, one that is darker and richer, to the brand family.

Santa Fe

Increased volume and pricing drove Santa Fe’s fourth-quarter operating income higher by 24.2 percent from the prior-year quarter, to $90 million. For the full year, the company’s operating income increased 20.5 percent, to $337 million.

Santa Fe’s fourth-quarter operating margin increased 2.6 percentage points from the prior-year quarter, to 51.7 percent, bringing the full year to 51.2 percent.

Natural American Spirit, the nation’s No. 1 super-premium brand, continued its steady growth path, increasing fourth-quarter market share by 0.3 percentage points from the prior-year quarter, to 1.8 percent, on volume growth of 14.0 percent.

Natural American Spirit offers distinctive additive-free natural tobacco styles, including styles made with organic tobacco. The brand’s recent packaging upgrade is also contributing to its strengthened brand-equity position.

FINANCIAL UPDATE

Reynolds American’s fourth-quarter adjusted EPS of $0.87 increased 13.0 percent from the prior-year quarter, benefitting from higher pricing and the completion of the federal tobacco-quota buyout.

Adjusted EPS excludes charges of $0.51 for pension and postretirement mark-to-market adjustments primarily resulting from a change in actuarial mortality assumptions, $0.06 for transaction-related and financing costs and $0.02 for Engle progeny lawsuits. On a reported basis, fourth-quarter EPS was $0.28, down 48.1 percent.

For the full year, adjusted EPS was $3.42, up 7.2 percent from the prior-year adjusted period. This excludes the previously referenced items, as well as the one-time benefit from the NPM Partial Settlement, a gain on discontinued operations and implementation costs.

On a reported basis, full-year EPS was down 12.4 percent at $2.75.

During the quarter, RAI expanded its revolving credit facility from $1.35 billion to $2.0 billion, and the company ended the quarter with cash balances of $1.0 billion.

RAI’s pension plans remain well funded at 83 percent on a PBO basis, and no additional funding is required in 2015.

“We look forward to another year of strong performance and profitable growth, with adjusted EPS projections in the range of $3.65 to $3.80 for 2015,” said Thomas R. Adams, RAI’s chief financial officer.

This guidance excludes any impact from the Proposed Transactions. Guidance reflects investment on VUSE, as well as initiatives that continue to build the equity of RAI’s operating companies’ key brands.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss fourth-quarter 2014 results at 9:00 a.m. Eastern Time on Tuesday, Feb. 10, 2015. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol as a flavor in cigarettes, or the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents, especially if RAI completes the Proposed Transactions;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny cases and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM Adjustment disputes will be vacated or otherwise modified;

•	the possibility that the Arbitration Panel’s Final Award with respect to the states found to be non-diligent in connection with the 2003 NPM Adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry and premium and super premium brands;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace, such as Imperial if it acquires the brands and other assets it has agreed to purchase in the proposed divestiture (Divestiture) of certain brands and other assets to Imperial from RAI and Lorillard and their respective subsidiaries;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including the Proposed Transactions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the passage of new federal or state legislation or regulation;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt expected to be incurred in connection with RAI’s proposed acquisition of Lorillard (Merger);

•	decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI, including an impact arising out of the additional indebtedness assumed or incurred in connection with the Merger;

•	changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to adequately protect intellectual property rights;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement, and the expiration of RAI’s shareholder rights plan on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s Board and its board committees;

•	the expiration of the non-competition agreement between RAI and British American Tobacco p.l.c. (BAT) on July 30, 2014; and

•	additional risks, contingencies and uncertainties associated with the Proposed Transactions that could result in the failure of the Proposed Transactions to be completed or, if completed, to have an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries and any anticipated benefits of the Proposed Transactions to RAI shareholders, including:

o	the failure to obtain necessary regulatory or other approvals for the Merger and Divestiture, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the Merger and Divestiture, result in a material delay in, or the abandonment of, the Merger and Divestiture or otherwise have an adverse effect on RAI;

o	the obligation to complete the Merger and Divestiture even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to RAI than its current commitments, due to the absence of a financing condition in connection with the Merger;

o	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol which represent a substantial portion of RAI’s consolidated net sales;

o	the failure to satisfy required closing conditions or complete the Merger and Divestiture in a timely manner;

o	the possibility of selling the transferred assets, including the brands currently expected to be divested, or which otherwise might be divested, on terms less favorable than the Divestiture, due to the absence of a condition in connection with the Merger that the Divestiture be completed;

o	the possibility of having to include RJR Tobacco’s DORAL brand as part of the Divestiture;

o	the effect of the announcement of the Merger and Divestiture on the ability to retain and hire key personnel and maintain business relationships, and on operating results and businesses generally;

o	the effect of restrictions placed on RAI’s, Lorillard’s or their respective subsidiaries’ business activities and the limitations put on RAI’s and Lorillard’s ability to pursue alternatives to the Merger pursuant to the agreement and plan of merger (Merger Agreement) among RAI, a wholly owned subsidiary of RAI, and Lorillard, and an asset purchase agreement (Asset Purchase Agreement) among RAI, Imperial, and a wholly owned subsidiary of Imperial (Imperial Sub);

o	the possibility of a delay or prevention of the Proposed Transactions by lawsuits challenging the Merger filed against RAI, the members of the RAI board of directors, Lorillard, the members of the Lorillard board of directors and BAT;

o	the reliance of RJR Tobacco on Imperial Sub to manufacture Newport on RJR Tobacco’s behalf for a period of time after the Divestiture;

o	RAI’s obligations to indemnify Imperial Sub for specified matters and to retain certain liabilities related to the transferred assets;

o	the failure to realize projected synergies and other benefits from the Merger and Divestiture;

o	the incurrence of significant pre- and post-transaction related costs in connection with the Merger and Divestiture; and

o	the occurrence of any event giving rise to the right of a party to terminate the Merger and Divestiture.

For a further discussion of these and other risks and uncertainties, see Part I, Item 1A. Risk Factors.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales, external	$2,071	$1,955	$8,160	$7,899
Net sales, related party	63	84	311	337

Net sales	2,134	2,039	8,471	8,236
Cost of products sold	1,135	981	4,058	3,678
Selling, general and administrative expenses	703	369	1,871	1,389
Amortization expense	3	1	11	5
Trademark and other intangible asset impairment charges	-	32	-	32

Operating income	293	656	2,531	3,132
Interest and debt expense	89	66	286	259
Interest income	-	(1)	(3)	(5)
Other (income) expense, net	(5)	131	(14)	137

Income from continuing operations before income taxes	209	460	2,262	2,741
Provision for income taxes	61	168	817	1,023

Income from continuing operations	148	292	1,445	1,718
Income from discontinued operations, net of tax	-	-	25	-

Net income	$148	$292	$1,470	$1,718

Basic net income per share:
Income from continuing operations	$0.28	$0.54	$2.71	$3.15
Income from discontinued operations	$-	$-	$0.05	$-

Net Income	$0.28	$0.54	$2.76	$3.15

Diluted net income per share:
Income from continuing operations	$0.28	$0.54	$2.70	$3.14
Income from discontinued operations	$-	$-	$0.05	$-

Net Income	$0.28	$0.54	$2.75	$3.14

Basic weighted average shares, in thousands	531,284	539,395	533,160	544,925

Diluted weighted average shares, in thousands	533,316	541,695	534,970	546,949

Segment data:
Net sales:
R.J. Reynolds	$1,669	$1,641	$6,767	$6,728
American Snuff	202	199	783	745
Santa Fe	176	149	658	572
All Other	87	50	263	191

	$2,134	$2,039	$8,471	$8,236

Operating income:
R.J. Reynolds	$234	$531	$2,173	$2,587
American Snuff	109	114	438	420
Santa Fe	90	72	337	280
All Other	(58)	(32)	(234)	(70)
Corporate	(82)	(29)	(183)	(85)

	$293	$656	$2,531	$3,132

Supplemental information:
Excise tax expense	$890	$920	$3,625	$3,730
Master Settlement Agreement and other state settlement expense	$481	$498	$1,917	$1,819
Federal tobacco buyout expense	$5	$52	$163	$209
FDA fees	$36	$33	$135	$127

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended December 31,
	2014			2013
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$293	$148	$0.28	$656	$292	$0.54
The GAAP results include the following:
Mark-to-market pension/postretirement adjustments	452	275	0.51	-	-	-
Implementation costs	4	2	-	9	5	0.01
Transaction related costs	15	12	0.02	-	-	-
Financing costs	-	19	0.04	-	-	-
Engle Progeny cases	16	10	0.02	1	1	-
Tobacco Related and Other Litigation	-	-	-	25	15	0.03
Trademark and other intangible asset impairment charges	-	-	-	32	20	0.04
Loss on extinguishment of debt	-	-	-	-	83	0.15

Total adjustments	487	318	0.59	67	124	0.23

Adjusted results	$780	$466	$0.87	$723	$416	$0.77

	Twelve Months Ended December 31,
	2014			2013
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$2,531	$1,470	$2.75	$3,132	$1,718	$3.14
The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(34)	(21)	(0.04)	(219)	(124)	(0.23)
Mark-to-market pension/postretirement adjustments	452	275	0.51	-	-	-
Implementation costs	16	10	0.02	24	15	0.03
Transaction related costs	38	30	0.06	-	-	-
Financing costs	-	28	0.05	-	-	-
Engle Progeny cases	100	63	0.12	18	11	0.02
Tobacco Related and Other Litigation	2	1	-	34	21	0.04
Gain on discontinued operations	-	(25)	(0.05)	-	-	-
Trademark and other intangible asset impairment charges	-	-	-	32	20	0.04
Loss on extinguishment of debt	-	-	-	-	83	0.15

Total adjustments	574	361	0.67	(111)	26	0.05

Adjusted results	$3,105	$1,831	$3.42	$3,021	$1,744	$3.19

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Dec. 31,	Dec. 31,
	2014	2013
Assets
Cash and cash equivalents	$966	$1,500
Other current assets	2,357	2,155
Trademarks and other intangible assets, net	2,421	2,417
Goodwill	8,016	8,011
Other noncurrent assets	1,436	1,319

	$15,196	$15,402

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,819	$1,727
Other current liabilities	1,725	1,349
Long-term debt (less current maturities)	4,633	5,099
Deferred income taxes, net	383	658
Long-term retirement benefits (less current portion)	1,997	1,221
Other noncurrent liabilities	117	181
Shareholders’ equity	4,522	5,167

	$15,196	$15,402

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended December 31,
	2014			2013
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$234	$109	$90	$531	$114	$72

The GAAP results include the following:
Mark-to-market pension/postretirement adjustments(3)	422	4	-	-	-	-
Engle Progeny cases	16	-	-	1	-	-
Implementation costs	4	-	-	6	2	1
Trademark and other intangible asset impairment charges	-	-	-	32	-	-
Tobacco Related and Other Litigation	-	-	-	25	-	-

Total adjustments(2)	442	4	-	64	2	1

Adjusted operating income	$676	$113	$90	$595	$116	$73

	Twelve Months Ended December 31,
	2014			2013
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$2,173	$438	$337	$2,587	$420	$280

The GAAP results include the following:
Mark-to-market pension/postretirement adjustments(3)	422	4	-	-	-	-
One-time benefit from the NPM Partial Settlement	(34)	-	-	(217)	-	(2)
Implementation costs	16	-	-	18	4	2
Engle Progeny cases	100	-	-	18	-	-
Trademark and other intangible asset impairments charges	-	-	-	32	-	-
Tobacco Related and Other Litigation(1)	-	-	-	34	-	-

Total adjustments(2)	504	4	-	(115)	4	-

Adjusted operating income	$2,677	$442	$337	$2,472	$424	$280

(1)	For the twelve months ended December 31, 2014, RAI and its operating companies recorded aggregate adjustments of $2 million in tobacco related and other litigation charges which is included in corporate costs.

(2)	For the three months and twelve months ended December 31, 2014, RAI and its operating companies recorded aggregate transaction related cost adjustments of $15 million and $38 million, respectively, in corporate costs.

(3)	For the three and twelve months ended December 31, 2014, RAI and its operating companies recorded aggregate mark-to-market adjustments of $452 million, including $26 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2014	2013	Units	%	2014	2013	Units	%
Camel	5.1	5.1	(0.0)	-0.7%	20.9	20.9	0.0	0.0%
Pall Mall	5.0	5.3	(0.3)	-4.9%	20.6	21.3	(0.7)	-3.2%

Total growth brands	10.1	10.4	(0.3)	-2.8%	41.5	42.2	(0.7)	-1.6%

Other	4.8	5.2	(0.5)	-9.1%	19.5	22.0	(2.6)	-11.6%

Total R.J. Reynolds domestic	14.9	15.6	(0.8)	-4.9%	61.0	64.2	(3.2)	-5.0%

Total premium	8.7	9.0	(0.3)	-3.6%	35.6	37.2	(1.6)	-4.3%
Total value	6.2	6.6	(0.4)	-6.7%	25.4	27.0	(1.6)	-6.0%
Premium/total mix	58.4%	57.6%	0.8%		58.4%	58.0%	0.4%

Industry	65.4	66.7	(1.4)	-2.0%	264.6	273.3	(8.7)	-3.2%
Premium	47.0	47.9	(0.9)	-1.9%	189.1	194.7	(5.6)	-2.9%
Value	18.3	18.8	(0.4)	-2.3%	75.5	78.6	(3.0)	-3.9%
Premium/total mix	71.9%	71.8%	0.1%		71.5%	71.2%	0.2%

RETAIL SHARE OF MARKET *:	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014	2013	Change		2014	2013	Change
Camel	10.3%	10.0%	0.3		10.2%	9.8%	0.4
Pall Mall	9.3%	9.5%	(0.2)		9.4%	9.3%	0.0

Total growth brands	19.7%	19.5%	0.2		19.6%	19.1%	0.4

Other	6.8%	7.3%	(0.5)		7.0%	7.5%	(0.5)

Total R.J. Reynolds domestic	26.4%	26.8%	(0.3)		26.5%	26.6%	(0.1)

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2014	2013	Units	%	2014	2013	Units	%

Grizzly	109.2	109.8	(0.6)	-0.5%	433.8	419.3	14.5	3.5%
Other	11.3	11.9	(0.6)	-5.3%	44.9	46.5	(1.6)	-3.5%

Total moist snuff cans	120.5	121.7	(1.2)	-1.0%	478.6	465.8	12.9	2.8%

RETAIL SHARE OF MARKET *:
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014	2013	Change		2014	2013	Change

Grizzly	31.3%	31.3%	-		31.4%	30.8%	0.5
Other	3.0%	3.1%	(0.1)		3.0%	3.2%	(0.2)

Total retail share of market	34.3%	34.4%	(0.1)		34.3%	34.0%	0.3

SANTA FE CIGARETTE VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in billions):
	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2014	2013	Units	%	2014	2013	Units	%

Natural American Spirit	1.1	0.9	0.1	14.0%	3.9	3.6	0.4	10.0%

RETAIL SHARE OF MARKET *:
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2014	2013	Change		2014	2013	Change

Natural American Spirit	1.8%	1.5%	0.3		1.6%	1.4%	0.2

*	As noted earlier this year, the projection universe that the company’s vendor uses to estimate RAI’s operating companies’ retail cigarette market shares has been revised for 2014, with the primary focus now on the convenience/gas channel, where the majority of tobacco products are purchased and brand-support investments are made. This revision resulted in higher absolute share levels on some of the companies’ key brands, but does not affect overall share trends.

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.